UNITED STATES	OMB APPROVAL
SECURITIES AND EXCHANGE COMMISSION	OMB Number: 3235-0059
Washington, D.C. 20549	Expires: January 31, 2008
SCHEDULE 14A	Estimated average burden hours per response... 14

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.         )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to Rule §240.14a-12

Fuel Systems Solutions, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	1.	Title of each class of securities to which transaction applies:

	2.	Aggregate number of securities to which transaction applies:

	3.	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	4.	Proposed maximum aggregate value of transaction:

	5.	Total fee paid:

SEC 1913 (04-05) Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	1.	Amount Previously Paid:

	2.	Form, Schedule or Registration Statement No.:

	3.	Filing Party:

	4.	Date Filed:

3030 South Susan Street

Santa Ana, CA 92704

November 23, 2007

To our Stockholders:

You are cordially invited to attend the Fuel Systems Solutions, Inc. annual meeting of stockholders at 9:00 a.m. on December 21, 2007 at Fuel Systems Solutions, Inc., 3030 South Susan Street, Santa Ana, California 92704. The attached Notice of Annual Meeting and Proxy Statement describes all known items to be acted upon by stockholders at the meeting and describes certain other details related to the meeting.

We have historically held our annual meetings in the summer. This year, we delayed calling our annual meeting until the completion of our historical stock option investigation and the necessary restatement of our historical financial statements. Despite the delay, this meeting is important to us and we hope you will participate.

It is important that your shares are represented at the annual meeting, whether or not you plan to attend. To ensure your shares will be represented, we ask that you vote your shares by completing, signing, dating and returning the enclosed proxy card by mail, or you may vote by telephone or electronically through the Internet, as further described on the proxy card. Please vote your shares as soon as possible. This is your annual meeting and your participation is important.

If you are a registered stockholder and plan to attend the annual meeting, you will be required to present the detachable bottom portion of the enclosed proxy form to gain admission. If you hold shares through a broker or other nominee, you will be required to present a current statement from that institution showing a Fuel Systems stockholding or the non-voting portion of the voting instruction form you may receive through that entity. Please note that the document evidencing your stockholdings to be used to gain entry to the meeting is non-transferable.

Please vote your shares promptly and join us at the meeting.

Sincerely,

Mariano Costamagna

President and Chief Executive Officer

_____________

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

_____________

To our Stockholders:

The 2007 annual meeting of stockholders of Fuel Systems Solutions, Inc. (the “Company” or “Fuel Systems”) will be held at Fuel Systems Solutions, Inc., 3030 South Susan Street, Santa Ana, California 92704, on December 21, 2007, beginning at 9:00 a.m. local time. At the meeting, the holders of the Company’s outstanding common stock will act on the following matters:

(1)	the election of two directors to each serve a term of three years;
(2)	the ratification of the appointment of BDO Seidman, LLP as the Company’s independent registered public accounting firm for fiscal 2007 and 2008; and
(3)	to transact any other business as may properly come before the meeting or any adjournment or postponement thereof.

Stockholders of record at the close of business on November 20, 2007 are entitled to notice of and to vote at the annual meeting and any postponements or adjournments thereof.

Whether or not you expect to be present at the meeting, please vote your shares by following the instructions on the enclosed proxy card or voting instruction card. If your shares are held in the name of a bank, broker or other recordholder, their voting procedures should be described on the voting form they send to you. Any person voting by proxy has the power to revoke it at any time prior to its exercise at the meeting in accordance with the procedures described in the accompanying proxy statement.

By Order of the Board of Directors,

Thomas M. Costales

Chief Financial Officer and Secretary

November 23, 2007

Santa Ana, California

3030 SOUTH SUSAN STREET

SANTA ANA, CA 92704

ANNUAL MEETING OF STOCKHOLDERS

To Be Held December 21, 2007

______________

PROXY STATEMENT

_____________

The Board of Directors of Fuel Systems Solutions, Inc. (the “Company” or “Fuel Systems”) is soliciting proxies from its stockholders to be used at the annual meeting of stockholders to be held on December 21, 2007, beginning at 9:00 a.m., at Fuel Systems, 3030 South Susan Street, Santa Ana, California 92704, and at any postponements or adjournments thereof. This proxy statement contains information related to the annual meeting. This proxy statement, a proxy card and the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 are being mailed to stockholders on or about November 20, 2007. The fiscal year ended December 31, 2006 is referred to as “fiscal 2006” in this proxy statement.

ABOUT THE ANNUAL MEETING

Why did I receive these materials?

Our Board of Directors is soliciting proxies for the 2007 annual meeting of stockholders. You are receiving a proxy statement because you owned shares of our common stock on November 20, 2007, and that entitles you to vote at the meeting. By use of a proxy, you can vote whether or not you attend the meeting. This proxy statement describes the matters on which we would like you to vote and provides information on those matters so that you can make an informed decision.

The notice of annual meeting, proxy statement and proxy are being mailed to stockholders on or about November 30, 2007.

What information is contained in this proxy statement?

The information in this proxy statement relates to the proposals to be voted on at the annual meeting, the voting process, our Board and Board committees, the compensation of directors and executive officers for fiscal 2007 and other information that the Securities and Exchange Commission requires us to provide annually to our stockholders.

How may I obtain Fuel Systems’ 10-K and other financial information?

A copy of our 2006 Annual Report, which includes our 2006 Form 10-K, is enclosed.

Stockholders can access the 2006 Form 10-K, our other filings with the SEC and our corporate governance and other information on the investor relations page of our website at www.fuelsystemssolutions.com.

Stockholders may request another free copy of our 2006 Annual Report, which includes our 2006 Form

10-K, from:

Fuel Systems Solutions, Inc.

Attn: Chief Financial Officer and Secretary

3030 South Susan Street

Santa Ana, CA 92704

(714) 656-1200

We will also furnish any exhibit to the 2006 Form 10-K if specifically requested.

What is the purpose of the annual meeting?

At our annual meeting, stockholders will act upon the matters outlined in the accompanying notice of annual meeting. In addition, management will report on our fiscal 2006 performance and respond to appropriate questions from stockholders.

Who is entitled to vote at the meeting?

Only stockholders of record at the close of business on November 20, 2007, which is referred to herein as the Record Date, are entitled to receive notice of and to participate in the annual meeting. If you were a stockholder of record on the Record Date, you will be entitled to vote all of the shares that you held on that date at the meeting, or any postponements or adjournments of the meeting.

How many votes do I have?

You will be entitled to one vote for each outstanding share of Fuel Systems common stock you owned as of the Record Date on each matter considered at the meeting. As of the Record Date, there were 15,504,560shares of the Company’s common stock outstanding and eligible to vote. There is no cumulative voting.

Who can attend the meeting?

Subject to space availability, all stockholders as of the Record Date, or their duly appointed proxies, may attend the meeting, and each may be accompanied by one guest. Since seating is limited, admission to the meeting will be on a first-come, first-served basis. Registration will begin at 8:30 a.m. If you attend, please note that you may be asked to present valid picture identification, such as a driver’s license or passport. Cameras (including cell phones with photographic capabilities), recording devices and other electronic devices will not be permitted at the meeting.

Please also note that if you hold your shares in “street name” (that is, through a broker, bank or other nominee), you will need to bring a copy of a brokerage statement reflecting your stock ownership as of the Record Date and check in at the registration desk at the meeting.

Please let us know if you plan to attend the meeting by marking the appropriate box on the enclosed proxy card.

What constitutes a quorum?

The presence at the meeting, in person or by proxy, of the holders of a majority of the aggregate voting power of the common stock outstanding on the Record Date will constitute a quorum, permitting the conduct of business at the meeting. As of the Record Date, 15,504,560 shares of common stock, representing the same number of votes, were outstanding. Thus, the presence of the holders of common stock representing at least 7,752,281 votes will be required to establish a quorum.

Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of votes considered to be present at the meeting.

2

How do I vote?

If you are a holder of record (that is, your shares are registered in your own name with our transfer agent), you can vote either in person at the annual meeting or by proxy without attending the annual meeting. We urge you to vote by proxy even if you plan to attend the annual meeting so that we will know as soon as possible that enough votes will be present for us to hold the meeting. If you attend the meeting in person, you may vote at the meeting and your proxy will not be counted. You can vote by proxy by any of the following methods.

Voting by Proxy Card. Each stockholder may vote by proxy by using the enclosed proxy card. When you return a proxy card that is properly signed and completed, the shares of Common Stock represented by your proxy will be voted as you specify on the proxy card.

Voting by Telephone or Through the Internet. If you are a registered stockholder (that is, if you own Common Stock in your own name and not through a broker, bank or other nominee that holds Common Stock for your account in a “street name” capacity), you may vote by proxy by using either the telephone or Internet methods of voting. Proxies submitted by telephone or through the Internet must be received by the deadline stated on the proxy card. Please see the proxy card provided to you for instructions on how to access the telephone and Internet voting systems.

If you hold your shares in “street name,” you must either direct the bank, broker or other record holder of your shares as to how to vote you shares, or obtain a proxy from the bank, broker or other record holder to vote at the meeting. Please refer to the voter instruction cards used by your bank, broker or other record holder for specific instructions on methods of voting, including by telephone or using the Internet.

Your shares will be voted as you indicate. If you return the proxy card but you do not indicate your voting preferences, then the individuals named on the proxy card will vote your shares in accordance with the recommendations of the Board. The Board and management do not now intend to present any matters at the annual meeting other than those outlined in the notice of the annual meeting. Should any other matter requiring a vote of stockholders arise, stockholders returning the proxy card confer upon the individuals named on the proxy card discretionary authority to vote the shares represented by such proxy on any such other matter in accordance with their best judgment.

Can I change my vote after I return my proxy card?

Yes. If you are a stockholder of record, you may revoke or change your vote at any time before the proxy is exercised by filing with the Secretary of the Company a notice of revocation or another proxy bearing a later date or by attending the annual meeting and voting in person. For shares you hold beneficially in “street name,” you may change your vote by submitting new voting instructions to your broker, bank or other nominee or, if you have obtained a legal proxy from your broker, bank or other nominee giving you the right to vote your shares, by attending the meeting and voting in person. In either case, the powers of the proxy holders will be suspended if you attend the meeting in person and so request, although attendance at the meeting will not by itself revoke a previously granted proxy.

How are we soliciting this proxy?

We are soliciting this proxy on behalf of our Board of Directors by mail and will pay all expenses associated with this solicitation. In addition to mailing these proxy materials, certain of our officers and other employees may, without compensation other than their regular compensation, solicit proxies by further mailing or personal conversations, or by telephone, facsimile or other electronic means. We will also, upon request, reimburse brokers and other persons holding stock in their names, or in the names of nominees, for their reasonable out-of-pocket expenses for forwarding proxy materials to the beneficial owners of our common stock and to obtain proxies.

3

Who is bearing the costs of soliciting these proxies?

The cost of this solicitation will be borne by the Company. Solicitation will be made by mail, by telecopy and telephone and personally by a few officers and regular employees of the Company who will not receive additional compensation for such solicitation. Brokers, banks and other nominees will be reimbursed for out-of-pocket expenses incurred in obtaining proxies or authorizations from the beneficial owners of the Common Stock.

What are the Board’s recommendations?

Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of the Board. The Board’s recommendation is set forth together with the description of each item in this proxy statement. In summary, the Board recommends a vote FOR each of the proposals.

Will stockholders be asked to vote on any other matters?

To the knowledge of the Company and its management, stockholders will vote only on the matters described in this proxy statement. However, if any other matters properly come before the meeting, the persons named as proxies for stockholders will vote on those matters in the manner they consider appropriate.

What vote is required to approve each item?

Election of Directors. Directors are elected by a plurality of the votes cast at the meeting, which means that the two nominees who receive the highest number of properly executed votes will be elected as directors, even if those nominees do not receive a majority of the votes cast. Each share of our common stock is entitled to one vote for each of the director nominees. A properly executed proxy marked “withhold authority” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum.

Approval of Independent Auditors. The ratification of the appointment of BDO Seidman, LLP to serve as the Company’s independent auditors for fiscal 2007 and 2008 requires the affirmative vote of the majority of the votes cast.

A properly executed proxy marked “abstain” with respect to any matter will not be voted, although it will be counted for purposes of determining whether there is a quorum. Accordingly, an abstention will have the effect of a negative vote.

How are votes counted?

If you hold shares beneficially in street name and do not provide your broker with voting instructions, your shares may constitute “broker non-votes.”

Generally, broker non-votes occur on a matter when a broker is not permitted to vote on that matter without instructions from the beneficial owner and instructions are not given. In tabulating the voting result for any particular proposal, shares that constitute broker non-votes are not considered votes cast on that proposal. Thus, broker non-votes will not affect the outcome of any matter being voted on at the meeting, assuming that a quorum is obtained. Abstentions are considered votes cast and thus have the same effect as votes against the matter. The Company has supplied copies of its proxy materials for its 2007 annual meeting of stockholders to the broker, bank or other nominee holding your shares of record, and they have the responsibility to send these proxy materials to you.

If you hold shares registered in the name of a broker or other nominee you may generally only vote pursuant to the instructions given to you by your broker or other nominee. If you hold shares registered in the name of a broker or other nominee, generally the nominee may only vote your shares as you direct the nominee, pursuant

4

to the instructions given to you by the nominee. However, if the nominee has not timely received your directions, the nominee may vote on matters for which it has discretionary voting authority.

If you are a beneficial owner and your broker, bank or other nominee holds your shares in its name, the broker, bank or other nominee is permitted to vote your shares on the election of directors and the ratification of the appointment of BDO Seidman, LLP as our independent auditor, even if the broker, bank or other nominee does not receive voting instructions from you.

Can the annual meeting be adjourned?

In the event that a quorum is not present at the time the annual meeting is convened, or if for any other reason we believe that additional time should be allowed for the solicitation of proxies, we may adjourn the annual meeting and the persons named in the enclosed proxy will vote all shares of common stock for which they have voting authority in favor of such adjournment. Any adjournment of the annual meeting may be made by approval of the holders of a majority of the shares of Fuel Systems common stock present in person or represented by proxy at the annual meeting, whether or not a quorum exists. There may be no notice given of an adjournment other than an announcement made at the annual meeting.

What happens if a nominee for director declines or is unable to accept election?

If you vote by proxy, and if unforeseen circumstances make it necessary for the Board to substitute another person for a nominee, the individuals named on the proxy card will vote your shares for that other person.

What should I do if I receive more than one set of voting materials?

You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you may receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a stockholder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please vote your shares applicable to each proxy card and voting instruction card that you receive.

Where can I find the voting results of the annual meeting?

The Company intends to announce the preliminary voting results at the annual meeting and publish the final results in its annual report on Form 10-K for the year ending December 31, 2007.

5

PROPOSALS SUBMITTED FOR STOCKHOLDERS VOTE

ITEM 1—ELECTION OF DIRECTORS

Fuel Systems’ Board of Directors oversees the business and other affairs of Fuel Systems and monitors the performance of management. In accordance with corporate governance principals, non-employee members of the Board do not involve themselves in the day-to-day operations of Fuel Systems. Board members keep themselves informed through discussions with the President and Chief Executive Officer, other key executives and the Company’s principal external advisors (such as legal counsel, independent public accountants, investment bankers and other consultants), by reading reports and other materials that are sent to them and by participating in Board meetings.

Board members are divided into three classes. The term of service for each class expires in a different year, with each director serving a term of three years, or until a successor is elected. As of December 1, 2007, seven individuals were serving on the Board. Nonetheless, the proxy you give to the Company for the 2007 annual meeting cannot be voted for more than two directors.

The Board’s Nominating and Corporate Governance Committee has nominated Messrs. Di Toro and Zanvercelli as directors to be elected at this annual meeting. Certain information regarding these nominees and each of the other directors is set forth below beginning on page 8. If you elect them, Mr. Di Toro will hold office until the annual meeting in 2010 and Mr. Zanvercelli will hold office until the annual meeting in 2009, or until their respective successors have been duly elected and qualified. The Company knows of no reason why either of these nominees may be unable to serve as a director. If a nominee is unable to serve, your proxy may vote for another nominee proposed by the Board. If any director resigns, dies or is otherwise unable to serve out a complete term, or the Board increases the number of directors, the Board may fill the vacancy through a majority vote of those serving at that time. Both of these nominees were originally recommended to our Nominating and Corporate Governance Committee by current Board members.

The Board of Directors recommends a vote “FOR” the election of Messrs. Di Toro and Zanvercelli.

ITEM 2—THE RATIFICATION OF THE APPOINTMENT OF BDO SEIDMAN, LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2007 AND 2008

The Audit Committee has appointed BDO Seidman, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2007, and has further directed that the Board submit the selection of BDO Seidman, LLP for ratification by the stockholders at the annual meeting. During fiscal year 2006, BDO Seidman, LLP served as the Company’s independent registered public accounting firm and also provided certain tax and other audit-related services. See “Principal Accountant Fees and Services” on page 32. This proposal is put before the stockholders because, though the stockholder vote is not binding on the Audit Committee, the Audit Committee and the Board believe that it is good corporate practice to seek stockholder ratification of the Audit Committee’s appointment of the independent auditors.

If the appointment of BDO Seidman, LLP is not ratified, the Audit Committee will evaluate the basis for the stockholders’ vote when determining whether to continue the firm’s engagement, but may ultimately determine to continue the engagement of the firm or another audit firm without re-submitting the matter to stockholders. Even if the appointment of BDO Seidman, LLP is ratified, the Audit Committee may in its sole discretion terminate the engagement of the firm and direct the appointment of another independent auditor at any time during the year if it determines that such an appointment would be in the best interests of our Company and our stockholders. Representatives of BDO Seidman, LLP are expected to attend the annual meeting, where they will be available to respond to appropriate questions and, if they desire, to make a statement.

A representative of BDO Seidman, LLP is expected to be present at the annual meeting, will have the opportunity to make a statement if he or she desires to do so, and will be able to respond to appropriate questions.

6

Our Board recommends a vote FOR the ratification of the appointment of BDO Seidman, LLP as the Company’s independent registered public accounting firm for fiscal year 2007 and 2008. If the appointment is not ratified, our audit committee will consider whether it should select another independent registered public accounting firm.

ITEM 3—OTHER MATTERS

As of the date of this proxy statement, the Company knows of no business that will be presented for consideration at the 2007 annual meeting other than the items referred to above. If any other matter is properly brought before the meeting for action by stockholders, proxies in the enclosed form returned to the Company will be voted in accordance with the recommendation of the Board or, in the absence of such a recommendation, in accordance with the best judgment of the proxy holder.

7

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Board Composition

Our amended and restated certificate of incorporation provides that our Board of Directors shall consist of such number of directors as determined from time to time by resolution adopted by a majority of the total number of directors then in office. Our Board of Directors currently consists of seven members. Any additional directorships resulting from an increase in the number of directors may only be filled by the directors then in office. The term of office for each director will be until his successor is elected and qualified or until his earlier death, resignation or removal. Elections for directors will be held annually.

The following table sets forth information concerning our directors as of December 1, 2007. Some background information on our directors follows.

Name	Age	Position
Mariano Costamagna	56	Chief Executive Officer, President and Director
Norman L. Bryan	66	Director, member of our Audit, Compensation and Nominating and Corporate Governance Committees
Marco Di Toro	46	Director, member of our Nominating and Corporate Governance Committee
John Jacobs	53	Director, member of our Audit and Compensation Committees
Douglas R. King	65	Director, member of our Audit and Nominating and Corporate Governance Committees
J. David Power III	76	Director, member of our Nominating and Corporate Governance Committee
Aldo Zanvercelli	68	Director, member of our Compensation Committee

Mariano Costamagna, 56, has served as a director of Fuel Systems since June 2003. On January 1, 2005, he became the Company’s Chief Executive Officer. He is also the Managing Director and Chief Executive Officer of M.T.M., S.r.l., a subsidiary of BRC and an Italian limited liability company formed in 1977 and headquartered in Cherasco, Italy. MTM develops, manufactures and installs alternative fuel systems and components under the BRC Gas Equipment trademark. Mr. Costamagna and his family founded MTM in 1977, and Mr. Costamagna has served as MTM’s principal executive officer since that time. Mr. Costamagna became a director in connection with the Company’s acquisition of the initial 50% of the equity interest of BRC and, the Company’s Chief Executive Officer in accordance with the employment agreement between the Company and Mr. Costamagna, which was entered into in connection with the BRC acquisition. Mr. Costamagna is the brother of Pier Antonio Costamagna, who is the Managing Director of BRC and Director of Mechanical Engineering Engineering of MTM, a wholly-owned subsidiary of BRC. Mr. Costamagna’s term expires at our annual meeting in 2009.

Norman L. Bryan, 66, has served as a director of Fuel Systems since November 1993. He is our Lead Director, Chair of our Nominating and Corporate Governance Committees, and a member of our Audit and Compensation Committee. He has been a consultant since January 1995. Mr. Bryan was employed as the Senior Vice President of Sales and Marketing of EIT, Inc., an electric meter manufacturing company, from October 1998 to July 2002. Prior to retiring in 1994 from Pacific Gas and Electric Company, he was Vice President, Marketing from February 1993 until December 1994, and was Vice President, Clean Air Vehicles from February 1991 to February 1993. Mr. Bryan holds an M.S. degree in business from Stanford University and a B.S.M.E. degree in mechanical engineering from California State University in San Jose. Mr. Bryan is also an advisory board member of the Institute of Transportation Studies at the University of California, Davis. Mr. Bryan’s term expires at our annual meeting in 2008.

Marco Di Toro, 46, has served as a director of Fuel Systems since April 1, 2005 and currently serves on our Nominating and Corporate Governance Committee. He has been a partner in the law firm of Grosso, de Rienzo, Riscossa, Gerlin e Associati in Turin, Italy since 1994. Mr. Di Toro holds a law degree from Università Cattolica del

8

Sacro Cuore, Milan (Catholic University of Sacred Heart of Jesus, Milan). Mr. Di Toro’s term expires at our annual meeting in 2007 and he is up for re-election at this time.

John R. Jacobs, 53, has served as a director of Fuel Systems since May 2004 and is currently Chair of the Compensation Committee and a member of the Audit Committee. Mr. Jacobs’ term expires at this annual meeting. He has decided not to stand for re-election. The Board’s Nominating and Corporate Governance Committee intends to begin a search for a qualified replacement director to fill this vacancy. Mr. Jacobs’ replacement will be appointed to serve on the Board until the 2008 annual meeting at which time the replacement director will be presented to the stockholders for a vote.

Since June 2005, Mr. Jacobs has been a partner of Northwest Capital Appreciation, a private equity firm headquartered in Seattle, Washington. Mr. Jacobs was previously a managing partner of Capital Run, an investment bank headquartered in Seattle, Washington, and the co-founder and Managing Partner of Pacific Capital Partners LLC, a boutique M&A investment bank, which merged with Capital Run in September 2003. Prior to Pacific Capital Partners, Mr. Jacobs was the managing member and co-founder of U.S. Bancorp Piper Jaffray’s Venture Capital Partner Funds. While at Piper Jaffray, Mr. Jacobs founded and headed the Technology Investment Banking Practice, served on the Piper Jaffray Investment Banking Group Head Management Committee, and ran Piper Jaffray’s Seattle, Washington Investment Banking office. Mr. Jacobs started his career at Chase Manhattan Bank in New York City in the Technology and Private Placement Groups. Mr. Jacobs graduated from Ohio Wesleyan University with honors and received a master of International Management from the American Graduate School of International Business.

Douglas R. King, 65, has served as a director of Fuel Systems since April 2006 and currently serves as Chairman of our Audit Committee and a member of our Nominating and Corporate Governance Committee. Mr. King is a Certified Public Accountant with significant experience in the accounting industry, including over 30 years of auditing experience at Ernst & Young LLP where he served in various capacities in multiple offices. Most recently, Mr. King served as the Managing Partner of the San Francisco Office of Ernst & Young LLP from 1998 until his retirement in 2002. Currently, Mr. King is a member of the Board of Directors of ASSIA, Inc., a privately held technology company, and a member of the Board of Directors, Chairman of the Audit Committee and member of the Executive Compensation Committee of SJW Corp, a public company. Mr. King’s term expires at our annual meeting in 2008.

J. David Power III, 76, has served as a director of Fuel Systems since August 2000 and currently serves on our Nominating and Corporate Governance Committee. He is the founder of J.D. Power and Associates where he has served as Chairman since 1996. Mr. Power has previously worked with Ford Motor Company, General Motors Corporation and J.I. Case Company. Mr. Power was a recipient of the Automotive Hall of Fame’s Distinguished Service Citation. Mr. Power graduated from the College of Holy Cross, holds an M.B.A. degree from The Wharton School of Finance at the University of Pennsylvania and holds honorary doctorate degrees from College of the Holy Cross, California Lutheran University and California State University, Northridge. Mr. Power III is also a director and member of the operating committee of the publicly traded DealerTrack Holdings, Inc., a director and member of the audit committee and investment committee of the privately held Travel Industry of America, a director and member of the executive committee of the privately held California State University, Northridge, and a director of the privately held The Cobalt Group. Mr. Power III also serves on the President’s Advisory Counsel of the privately held California Lutheran University.

Aldo Zanvercelli, 68, became a director of Fuel Systems in August 2006. Mr. Zanvercelli holds a degree in electrical engineering and has significant international business and manufacturing experience, including over 30 years of experience at Alenia Aeronautica where he served in various engineering, design and managerial capacities. In 2000, Mr. Zanvercelli formed the consulting and formation group, Intesis S.r.l. which focuses on inventions for the innovation and development of company organizational systems. Mr. Zanvercelli’s term expires at our annual meeting in 2007 and he is up for election at this time.

Independent Directors

The Board of Directors has determined that Messrs. Bryan, Di Toro, Jacobs, King, Power and Zanvercelli are “independent” under Nasdaq Marketplace Rule 4200(a)(15).

9

Number of Meetings of the Board of Directors

The Board held four meetings and acted by written consent eight times during 2006. Directors are expected to attend Board meetings and meetings on committees or which they serve, and to spend time needed and meet as frequently as necessary to properly discharge their responsibilities. The standing committees of the Board held an aggregate of 23 meetings during the year. Each director attended at least 75% of the aggregate number of meetings of the Board and the Board committees on which he served held during the period for which he served as a director in 2006, other than Mr. Power who attended 73% of the aggregate number of meetings of the Board and Board committees on which he served during 2006.

The Company requires the non-management directors to meet in executive sessions on a periodic basis without management. In 2006, our nonmanagement directors held two executive sessions.

Committees

Audit Committee. Current members of the Audit Committee are Mr. King (Chair), Mr. Bryan and Mr. Jacobs. The Board of Directors has determined that Mr. King is an Audit Committee Financial Expert within the current rules of the Securities and Exchange Commission. The Audit Committee reviews with the Company’s independent auditors the scope, results and costs of the annual audit and the Company’s accounting policies and financial reporting. The Audit Committee met 14 times during the year ended December 31, 2006. The Board of Directors has adopted a written charter for the Audit Committee, a copy of which is available on the Company’s website at www.fuelsystemssolutions.com. The members of the Audit Committee are “independent” as defined in Nasdaq Marketplace Rule 4200(a)(15) and meet the additional requirements set forth in Nasdaq Marketplace Rule 4350(d)(2)(A).

Compensation Committee. Current members of the Compensation Committee are Mr. Jacobs (Chair), Mr. Bryan and Mr. Zanvercelli. The function of the Compensation Committee is to consider and propose executive compensation policies and to submit to the Board of Directors reports recommending compensation to be paid to the Company’s executive officers. All of the members of the Compensation Committee are “independent” as defined in Nasdaq Marketplace Rule 4200(a)(15). The Board of Directors has adopted a written charter for the Compensation Committee, a copy of which is available on the Company’s website at www.fuelsystemssolutions.com. The Compensation Committee met four times during 2006.

Nominating and Corporate Governance Committee. Current members of the Nominating and Corporate Governance Committee are Mr. Bryan (Chair), Mr. Di Toro, Mr. King and Mr. Power. The Nominating and Corporate Governance Committee is responsible for recruiting and recommending candidates for membership on the Board of Directors. The Board of Directors has adopted a written charter for the Nominating and Corporate Governance Committee, a copy of which is available on the Company’s website at www.fuelsystemssolutions.com. The members of the Nominating and Corporate Governance Committee are “independent” as defined in Nasdaq Marketplace Rule 4200(a)(15). The Nominating and Corporate Governance Committee met five times during 2006.

Mr. Jacobs’ term as a director expires at this annual meeting. He has decided not to stand for re-election. The Board’s Nominating and Corporate Governance Committee intends to begin a search for a qualified replacement director to fill this vacancy. Mr. Jacobs’ replacement will be appointed to serve on the Board until the 2008 annual meeting at which time the replacement director will be presented to the stockholders for a vote.

Stockholder Communication With The Board

Stockholders may communicate concerns to any director, Board committee member or the entire Board by writing to the following address: Fuel Systems Solutions, Inc., 3030 South Susan Street, Santa Ana, California 92704, attention Corporate Secretary. Please specify to whom your correspondence should be directed. The Corporate Secretary will promptly forward all correspondence to the relevant director, committee member or the full Board as indicated in the correspondence.

10

We do not currently have a policy that requires all of our directors to attend our annual stockholder meeting. All of our directors attended our 2006 annual meeting.

Procedure for Stockholder Recommendations for Director Nominees

The Nominating and Corporate Governance Committee has no formal policy with respect to consideration of stockholder recommended director candidates but will consider various potential candidates for director that may come to the Committee’s attention through current Board members, professional search firms, stockholders and other persons. There have been no changes to this process. The Board of Directors believes it is appropriate not to establish a formal policy in light of the absence of any stockholder recommended director candidates in the past. The Nominating and Corporate Governance Committee has not established any minimum qualifications for directors, but identifies and evaluates each candidate on a case-by-case basis including an evaluation of business and professional background, history of leadership or contributions to other organizations, function skill set and expertise, general understanding of marketing, finance, accounting and other elements relevant to the success of a publicly-traded company in today’s business environment and other Board service. The Nominating and Corporate Governance Committee has, however, adopted Corporate Governance Principles, a copy of which is available on the Company’s website at www.fuelsystemssolutions.com.

Code of Ethics

Our Code of Business Conduct and Ethics applies to all directors, officers and employees, including our Chief Executive Officer, our Chief Financial Officer and our Corporate Controller. You can find a copy of our Code of Business Conduct and Ethics on our website at www.fuelsystemssolutions.com. We will post any amendments to the Code of Business Conduct and Ethics on our website.

Director Compensation

From January 1, 2006 through March 31, 2006, each director who was not an employee of the Company was paid an annual base fee of $30,000, plus out-of-pocket expenses for his services as a director (which fee, on a pro-rated basis, would be $7,500 for that period). For the same period, the Chairmen of the Compensation Committee and the Nominating and Corporate Governance Committee were paid an additional annual fee of $5,000 (which on a pro-rated basis was $1,250 for that period), and the Chairman of the Audit Committee was paid an additional annual fee of $10,000 (which on a pro-rated basis was $2,500 for that period). In November 2005, the Board created a new position of Lead Director and appointed Mr. Norman L. Bryan to serve as the Board’s Lead Director. Effective January 1, 2006, the Lead Director began receiving an annual fee of $10,000.

Effective April 1, 2006, our Board of Directors changed the director compensation structure in an attempt to reward independent Board members for their active participation and provide compensation with a significant stock component to align Board members’ interests with those of the Company’s stockholders. The payment structure is as follows for our independent directors:

•	$20,000 one-time restricted stock grant to new independent Board members;
•	$10,000 cash to each independent Board member as 1/3 of the annual director fee;
•	$20,000 annual restricted stock grant to each independent Board member as 2/3 of the annual director fee;
•	$10,000 cash to the Lead Director as an annual fee;
•	$10,000 cash to the Audit Committee Chairman as an annual fee;
•	$5,000 cash to the Compensation Committee Chairman as an annual fee;
•	$5,000 cash to the Nominating and Corporate Governance Committee Chairman as an annual fee;
•	$2,500 cash to Audit Committee members as an annual fee;
•	$2,500 cash per Board meeting attended in person by an independent Board member;

11

•

$2,500 cash for the first Board meeting attended telephonically in a calendar year by an independent Board member, and $1,250 for any subsequent Board meeting attended telephonically in the same calendar year;

•

$1,000 cash for all committee meetings or company meetings attended in person by an independent Board member (If there is more than one committee meeting per day or per visit, the $1,000 covers all meetings);

•	$500 cash for all committee meetings attended telephonically per day (or per “visit”) by an independent Board member;
•	$500 cash for a Board or committee call to complete specific Board or committee business by an independent Board member; and
•	$0 for informational or update calls.

Effective December 1, 2007, the Board determined to pay $2,500 cash to each non-employee director per day of Board meetings attended in person if the Board meeting is held in the director’s home country. In addition, the Company will pay $7,500 cash to each non-employee director for each Board meeting attended in person if the meeting is not held in the director’s home country. The $7,500 fee is a flat fee that is payable only once per meeting, no matter how long the meeting lasts.

At this time, all of our non-employee directors are also independent directors. In the event that new directors join our Board who are not employees but who do not qualify as independent, the Board may revisit this compensation structure as it applies to non-employee directors who are not independent.

In addition, non-employee directors are eligible to participate in our Deferred Compensation Plan pursuant to which they may elect to defer a portion of their fees, which are invested in shares of our common stock. The Company matches 50% of the participant’s contribution up to an annual maximum of $12,500, which is invested in shares of our common stock acquired in the open market and those shares become subject to vesting provisions.

The following table sets forth a summary of the compensation earned by our directors pursuant to our director compensation policy for the year ended December 31, 2006:

2006 Director Compensation Table

Name	Fees Earned or Paid in Cash	Stock Awards (1)(2)	All Other Compensation (3)	Total
Norman L. Bryan	$48,708	$20,000	$1,562	$70,270

Marco Di Toro	25,000	20,000	--	45,000

John Jacobs	36,875	20,000	8,563	65,438

Douglas R. King	29,000	40,000	6,703	75,703

J. David Power III	27,208	20,000	--	47,208

Aldo Zanvercelli	7,533	20,000	--	27,533

________

(1)

Each non-employee director receives a $20,000 annual restricted stock grant. All directors other than Mr. Zanvercelli received this restricted stock grant on August 23, 2006. Also, each newly elected or appointed non-employee director receives a $20,000 one-time restricted stock grant. Mr. King was elected as a director on April 25, 2006 and received a $20,000 one-time restricted stock grant as a new non-employee director on April 25, 2006 and Mr. Zanvercelli was elected as a director on August 23, 2006 and received a $20,000 one-time restricted stock grant as a new non-employee director on that date. The annual restricted stock grant for each director vests on the last day of the fiscal year in which the restricted stock was granted. The one-time restricted stock grant for new non-employee directors vests in equal increments on each of the three anniversaries following the grant date.

12

(2)

As of December 31, 2006, Messrs. King and Zanvercelli had 1,401 shares and 1,488 shares, respectively, of unvested restricted stock outstanding. No other directors held unvested restricted stock as of that date. As of December 31, 2006, Messrs. Bryan, Jacobs and Power had options to purchase 51,500 shares, 20,000 shares and 57,500 shares, respectively, of Fuel Systems common stock. No other directors held options to purchase stock as of that date.

(3)

All Other Compensation represents the Company’s matching contribution for directors who elect to defer their director fees into our deferred compensation plan. Mr. Bryan is fully vested in all shares purchased with Company matching funds, Mr. Jacobs is 50% vested in any shares purchased with Company matching funds and Mr. King has not vested in any shares purchased with Company matching funds. During 2006, the total value of the deferred compensation plan accounts of Messrs. Bryan, King and Jacobs increased by $7,616, $23,452 and $88,141, respectively.

Report Of The Audit Committee

The Audit Committee reviews the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process. The Company’s independent auditors are responsible for expressing an opinion on the conformity of the Company’s audited financial statements to accounting principles generally accepted in the United States.

In this context, the Audit Committee reviewed and discussed with management and the independent auditors the audited financial statements for the fiscal year ended December 31, 2006 (the “Audited Financial Statements”). The Audit Committee discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees) and under generally accepted auditing standards and standards of the Public Company Accounting Oversight Board. In addition, the Audit Committee received from the independent auditors the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and discussed with them their independence from the Company and its management.

Following the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the Audited Financial Statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006, for filing with the Securities and Exchange Commission.

The Audit Committee members do not serve as professional accountants or auditors and their functions are not intended to duplicate or to certify the activities of management and the independent auditors. The Audit Committee serves an oversight role where it receives information from, consults with and provides its views and directions to management and the independent auditors on the basis of the information it receives and the experience of its members in business, financial and accounting matters.

October 30, 2007	The Audit Committee

Douglas R. King, Chair
Norman L. Bryan
John Jacobs

            The foregoing report of the Audit Committee of the Board of Directors shall not be deemed to be soliciting material or to be filed under the Securities Act of 1933 or the Securities Exchange Act of 1934, or incorporated by reference in any document so filed.

13

EXECUTIVE OFFICERS

The following table sets forth information concerning our officers and directors as of December 1, 2007. Some background information on our officers and directors follows:

Name	Age	Position
Mariano Costamagna	56	Chief Executive Officer, President and Director
Thomas M. Costales	60	Chief Financial Officer and Secretary
Matthew Beale	41	Vice President of Business Development
Pier Antonio Costamanga	55	Managing Director of BRC and Director of Mechanical Engineering of MTM
Roberto Olivo	53	General Manager of IMPCO
Marco Semandi	42	Marketing Director of MTM
Brad Garner	44	Former Chief Operating Officer of IMPCO

Mariano Costamagna, 56, has served as a director of Fuel Systems since June 2003. On January 1, 2005, he became the Company’s Chief Executive Officer. He is also the Managing Director and Chief Executive Officer of M.T.M., S.r.l., a subsidiary of BRC and an Italian limited liability company formed in 1977 and headquartered in Cherasco, Italy. MTM develops, manufactures and installs alternative fuel systems and components under the BRC Gas Equipment trademark. Mr. Costamagna and his family founded MTM in 1977, and Mr. Costamagna has served as MTM’s principal executive officer since that time. Mr. Costamagna became a director in connection with the Company’s acquisition of the initial 50% of the equity interest of BRC and, the Company’s Chief Executive Officer in accordance with the employment agreement between the Company and Mr. Costamagna, which was entered into in connection with the BRC acquisition. Mr. Costamagna is the brother of Pier Antonio Costamagna, who is the Managing Director of BRC and Director of Mechanical Engineering Engineering of MTM, a wholly-owned subsidiary of BRC.

Thomas M. Costales, 60, has served as the Company’s Interim Chief Financial Officer and Treasurer since May 2005 and was appointed the Company’s Chief Financial Officer and Secretary in September 2005 and November 2005, respectively. Mr. Costales was the Company’s Chief Financial Officer and Treasurer from March 1995 until July 1999 and served as a financial consultant and advisor to the Company from July 1999 until May 2000. From May 2000 until its sale to Motorola in November 2000, he served as Chief Financial Officer, Treasurer and Secretary of Printrak International Inc., a Nasdaq-listed enterprise software company. From January 2001 until joining the Company, other than during the period from March 2004 until June 2004, in which he served as acting Chief Financial Officer of VitroTech Corporation, a Nasdaq-listed mineral mining company, Mr. Costales acted as an independent contractor providing financial and business consulting services to a variety of private and public companies. Mr. Costales has a B.A. from Loyola University and an MBA in Corporate Finance from the University of Southern California. He is a certified public accountant. Mr. Costales is also the treasurer and director of Veterans Park Conservancy, a non-profit organization.

Matthew Beale, 41, became our Vice President of Business Development in February 2007. Prior to joining Fuel Systems, Mr. Beale served as managing director for CVS Partners, a corporate advisory firm focused on mergers, acquisitions and financings, based in Milan and London, starting in 2005. From 2000-2004, he served as vice president in the Milan office of Citigroup, providing corporate finance advisory services for private bank clients. His career includes similar positions with JP Morgan in Milan and London. He earned a Bachelor of Arts degree in English from London University and a diploma in accounting and finance from the London School of Economics, as well as a Master of Business Administration from Institute De Estudios Superiores De La Empresa, Barcelona, Spain. His foreign language proficiency includes Italian and Spanish.

Pier Antonio Costamagna, 55, has served as the Director of Mechanical Engineering of MTM, S.r.L., a wholly owned subsidiary of BRC, since its formation in 1977. Mr. Costamagna has also served as Managing Director, of BRC, one of our wholly owned subsidiaries, since the company was established in 2001. MTM develops, manufactures and installs alternative fuel systems and components under the BRC Gas Equipment trademark. Mr. Costamagna and his family founded MTM in 1977, and Mr. Costamagna has served as MTM’s

14

principal executive officer since that time. Mr. Costamagna is the brother of Mariano Costamagna, the President and Chief Executive Officer of Fuel Systems.

Roberto Olivo, 53, was appointed on September 12, 2007as general manager of IMPCO, succeeding Brad Garner who, as previously disclosed, resigned as chief operating officer in February. Mr. Olivo had served as acting general manager of IMPCO for several months prior to his appointment. Prior to working for IMPCO, and beginning in 2000, Mr. Olivo was an independent management consultant specializing in the automotive industry. In this capacity he worked on several projects for Fuel Systems’ BRC subsidiary as well as clients such as Fiat, Ferrari Maserati Group and Daimler Chrysler. His professional career also includes extensive experience within the broader transportation and industrial sectors. He earned a bachelor of science degree in electrical engineering from Politecnico di Torino, Italy, and is proficient or fluent in Italian, English, German, French, Dutch/Flemish and Spanish.

Marco Seimandi, 42, is the Marketing Director of MTM, a wholly-owned subsidiary of BRC. He joined MTM in 1996 as Commercial Manager after his previous experience as Regional Commercial Manager of the French automotive component group Valeo. Mr. Seimandi has a PhD in aircraft engineering at Turin Polytechnic in Italy and a specialization in business administration from CEDEP/INSEAD Institute at Fontainebleau in France.

Brad E. Garner, 44, served as IMPCO’s Chief Operating Officer from July 2003 to February 2007 and had previously served as General Manager and Director of IMPCO’s Gaseous Fuel Products Division since April 2002. Mr. Garner joined IMPCO in July 1994 as Regional Sales Manager for the U.S. Midwest and Canada Regions. In February 1996, he was promoted to Manager of Applications and Field Engineering. Mr. Garner also held the roles of Engineering Manager and General Manager for the Industrial Engines business unit of the Gaseous Fuel Products Division. Mr. Garner is a graduate of Fanshawe College of Technology in Canada with an equivalent to an Associates Degree in Mechanical Engineering.

15

PRINCIPAL STOCKHOLDERS

The following table sets forth certain information with respect to beneficial ownership of our common stock as of November 1, 2007, as to:

•	each person (or group of affiliated persons) known by us to own beneficially more than 5% of our outstanding common stock;
•	each of our directors and executive officers; and
•	all our directors and executive officers as a group.

Except as otherwise indicated all of the shares indicated in the table are shares of Fuel Systems common stock and each beneficial owner has sole voting and investment power with respect to the shares set forth opposite his or its name. For the purposes of calculating percentage ownership as of October 31, 2007, 15,490,877 shares were issued and outstanding, and, for any individual who beneficially owns shares of restricted stock that will vest or shares represented by options that are or will become exercisable within 60 days following October 31, 2007, those shares are treated as if outstanding for that person, but not for any other person. In preparing the following table, we relied upon statements filed with the SEC by beneficial owners of more than 5% of the outstanding shares of our common stock pursuant to Section 13(d) or 13(g) of the Securities Act of 1934, unless we knew or had reason to believe that the information contained in such statements was not complete or accurate, in which case we relied upon information which we considered to be accurate and complete. Unless otherwise indicated, the address of each of the individuals and entities named below is: c/o Fuel Systems Solutions, Inc., 3030 Susan Street, Santa Ana, California 90704.

	Shares Beneficially Owned
Name of Beneficial Owner	Number		Percentage
5% Stockholders:
AMVESCAP PLC	857,555	(1)	5.5%
FMR Corp.	1,083,169	(2)	7.0%
T. Rowe Price Associates, Inc.	758,500	(3)	4.9%

Directors and Executive Officers:
Matthew Beale	0		*
Norman L. Bryan	50,238	(4)	*
Thomas M. Costales	1,117	(5)	*
Mariano Costamagna	3,492,241	(6)	22.5%
Pier Antonio Costamagna	3,492,241	(6)	22.5%
Marco Di Toro	3,238	(9)	*
John R. Jacobs	16,488	(10)	*
Douglas R. King	2,888	(11)	*
Roberto Olivo	1,250	(12)	*
J. David Power III	55,238	(13)	*
Marco Seimandi	13,500	(14)	*
Aldo Zanvercelli	496	(15)	*

All executive officers and directors as a group (12 persons)	3,636,694	(16)	23.2%

__________

*	Indicates ownership of less than 1% of the Company’s common stock.
(1)

Based on a Schedule 13G Information Statement filed February 14, 2007 by AMVESCAP PLC. AMVESCAP’s subsidiary, Powershares Capital Management LLC, beneficially owns 857,555 shares of Fuel Systems common stock. The address of AMVESCAP is 30 Finsbury Square, London EC2A 1AG, England.

(2)

Based on a Schedule 13G Information Statement filed February 14, 2007 by FMR Corp. The Schedule 13G discloses that Fidelity Management and Research Company, a wholly-owned subsidiary of FMR, is the beneficial owner of 1,063,730 shares of Fuel Systems common stock. FMR and Edward C. Johnson 3d, the Chairman of FMR, each has sole power to dispose of the shares owned by Fidelity. Pyramis Global Advisors Trust Company, an indirect wholly-owned subsidiary of FMR is the beneficial owner of 19,439 shares of Fuel

16

Systems common stock. Edward C. Johnson 3d and FMR each has sole voting and dispositive power over these shares. The address of FMR is 82 Devonshire Street, Boston, MA 02109.
(3)

Based on a Schedule 13G/A Information Statement filed February 14, 2007 by T. Rowe Price Associates, Inc. which discloses that T. Rowe Price Associates has sole voting power as to 130,400 shares, and sole dispositive power as to all 758,500 shares. T. Rowe Price Associates disclaims beneficial ownership of the securities referred to in the Schedule 13G. The address of T. Rowe Price Associates is 100 E. Pratt Street, Baltimore, Maryland 21202.

(4)

Includes 47,450 shares issuable upon exercise of outstanding options that are exercisable prior to or within 60 days following October 31, 2007. Does not include 1,160 shares invested in the Company’s deferred compensation plan in Mr. Bryan’s name.

(5)	Does not include 1,021 shares invested in the Company’s deferred compensation plan in Mr. Costales’ name or 838 shares of unvested restricted stock that Mr. Costales holds.
(6)	Pier Antonio Costamagna, Chief Technology Officer of BRC, is the brother of Mariano Costamagna, Chief Executive Officer, President and a director.
(7)

Includes 21,250 shares subject to options exercisable prior to or within 60 days following October 31, 2007, 1,645,961 shares held by Pier Antonio Costamagna, 44,313 shares held by Pier Antonio Costamagna’s spouse and 44,313 shares held by Mariano Costamagna’s spouse to which he disclaims beneficial ownership.

(8)

Includes 17,500 shares subject to options exercisable prior to or within 60 days following October 31, 2007, 1,717,508 shares held by Mariano Costamagna, 44,313 shares held by Mariano Costamagna’s spouse and 44,313 shares held by Pier Antonio Costamagna’s spouse to which he disclaims beneficial ownership.

(9)	Does not include 429 shares invested in the Company’s deferred compensation plan in Mr. Di Toro’s name.
(10)

Includes 15,000 shares issuable upon exercise of outstanding options that are exercisable prior to or within 60 days following October 31, 2007. Does not include 9,302 shares invested in the Company’s deferred compensation plan in Mr. Jacobs’ name.

(11)

Does not include 933 shares of unvested restricted stock granted to Mr. King in consideration of his service as an independent member of our Board of Directors or 6,472 shares invested in the Company’s deferred compensation plan in Mr. King’s name.

(12)	The shares reported in the table are held by Mr. Olivo’s wife.
(13)	Includes 53,750 shares issuable upon exercise of outstanding options that are exercisable prior to or within 60 days following October 31, 2007.
(14)	Includes 13,500 shares subject to options exercisable prior to or within 60 days following October 31, 2007.
(15)	Does not include 992 shares of unvested restricted stock granted to Mr. Zanvercelli in consideration of his service as an independent member of our Board of Directors.
(16)	Includes an aggregate of 168,750 shares issuable upon exercise of outstanding options that are exercisable prior to or within 60 days following October 31, 2007.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who own more than 10% of our common stock, to file with the SEC initial reports of ownership and reports of changes in ownership of Fuel Systems common stock. Executive officers, directors and owners of greater than 10% of our stock are required by SEC regulations to furnish copies of all Section 16(a) reports they file. Based solely upon a review of the filings furnished pursuant to Rule 16a-3(e) promulgated under the Securities Exchange Act of 1934 or advice that no filings were required, all filing requirements of Section 16(a) were timely complied with during the year ended December 31, 2006, except that the Company failed to assist Mr. Bryan in timely reporting three transactions, Mr. Costales in timely filing one Form 4 and reporting 16 transactions, Mr. Garner in timely filing three Forms 4 and timely reporting 17 transactions, Mr. Jacobs in timely reporting two transactions, and Mr. King in timely filing one Form 3 and one Form 4 and timely reporting one transaction. The majority of the transactions not reported in a timely manner related to Company matching contributions in the reporting persons’ deferred compensation plan accounts.

17

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

In this section, we discuss certain aspects of our compensation policies as they apply to our Chief Executive Officer, our Chief Financial Officer and our three other most highly-compensated executive officers in 2006. For purposes of this disclosure, our three other most highly-compensated executive officers include executive officers at our subsidiaries. We refer to these five individuals throughout as the “Named Executive Officers.” Our discussion and the following tabular disclosure focuses on compensation and policies relating to the year ended December 31, 2006.

Operation of the Compensation Committee

The Compensation Committee is appointed by the Board of Directors to approve and evaluate all of the Company’s compensation programs, policies and plans, as they affect the executive officers. The Compensation Committee consists of three outside, non-employee directors who are considered to be independent under the Nasdaq Marketplace Rules. The Compensation Committee held five meetings in 2006, all of which included “executive sessions” where members of management were not present.

The Compensation Committee is directly responsible for the evaluation of the performance of the Chief Executive Officer (“CEO”) and the associated adjustments to the elements of his compensation package, as discussed in more detail below. Each year, the compensation committee conducts a detailed evaluation of the CEO and his role in the Company’s performance. The CEO does not participate in any process related to establishing his own pay, other than providing a self-evaluation to the committee.

The Compensation Committee receives compensation recommendations from the CEO and approves or modifies them in the exercise of its judgment based on the Board’s interactions with the Named Executive Officers.

We hired an outside compensation consultant at the end of 2006, to review the 2007 compensation of our Chief Executive Officer and of the executive officers who work in the United States. The compensation committee has the authority and access to the funds to engage outside compensation consultants for our analysis of compensation issues as we deem appropriate.

Compensation Philosophy

Overall, we seek to provide compensation packages that are competitive in terms of total potential value to our executives, and that are tailored to the unique characteristics of our Company in order to create a compensation program that will adequately reward our executives for their roles in creating value for our stockholders. We intend to be competitive with other similarly situated companies in our industry while taking into account evaluations of the individual executive’s past and expected future performance.

Our compensation policies are designed to align the financial interests of our management with those of our stockholders, and to take into account our operating results and expectations for continued growth and enhanced profitability. In addition, we value the concept of rewarding all employees, and not just the executives, for the Company’s successes. Implementing these priorities, our recently-adopted 2006 Incentive Bonus Plan permits bonuses to be awarded to any employee at any of our worldwide locations but only if the division where such employee works is profitable.

Elements of Compensation

Compensation for each executive officer for 2006 consists of a base salary, the opportunity to receive an annual bonus in the form of cash and/or restricted stock under our 2006 Incentive Bonus Plan and assorted other benefits and perquisites. We provide a competitive salary and benefits package that management and the Compensation Committee believe is consistent with market practice for our industry and allows the Company to attract and retain executives and employees.

18

The opportunity to receive a cash bonus provides a focus on short-term performance while the restricted stock grants are long-term incentives designed to encourage the achievement of corporate goals and growth of stockholder value over the longer term. In general, the employee benefits that our executive officers receive are the same benefits available to our other salaried employees.

We have not established minimum stock ownership guidelines for our executive officers or adopted a policy requiring them to retain their Fuel Systems stock for any period of time.

Base Salary

Mr. Mariano Costamagna became the Company’s Chief Executive Officer on January 1, 2005 as part of our strategic acquisition of BRC. Pursuant to his employment agreement, Mr. Costamagna will serve as Chief Executive Officer until May 31, 2009 with a base salary of no less than $360,000 per year. The Compensation Committee has not raised his base salary at this point. While Mr. Costamagna does not earn a fee for his services as one of the Company’s directors, he does earn a fee of €100,000 per year (which is approximately $132,000 based on the average interbank currency exchange rate on December 31, 2006) for acting as a director of one of our wholly-owned subsidiaries. These amounts did not increase from 2005 to 2006.

In June 2006, Mr. Costales’ base salary was raised from $180,000 to $210,000. No other executive officers received pay increases in 2006.

Bonus Compensation under 2006 Incentive Bonus Plan

We adopted our 2006 Incentive Bonus Plan last year and made our first awards under the plan in 2007. We believe this plan enhances the Company’s compensation structure and strategy and encourages results-oriented actions on the part of all employees throughout the Company. Executive employees, including our Named Executive Officers, participate in the 2006 Incentive Bonus Plan on the same terms as all other employees. The plan is dynamic enough to provide us with the framework to grant cash bonuses but also to grant restricted stock awards as bonus compensation. This flexibility allows us to provide a combination of short- and long-term incentives as we determine appropriate. The plan also emphasizes our commitment to stockholder value since no bonuses are paid to any employees unless the division in which that employee works is profitable.

The framework for this plan was originally conceived by Mariano Costamagna, our CEO, but was drafted and is administered by the Compensation Committee which has final decision-making authority over its implementation. The plan was approved by stockholders at our 2006 annual meeting.

All employees of the Company and its subsidiaries worldwide are eligible to participate in the 2006 Incentive Bonus Plan if they have been employed for at least the final six months of the applicable year and if they are employed by the Company or any of its subsidiaries on the date that awards are given. None of the Company’s employees (including the Named Executive Officers) are guaranteed a bonus. An eligible employee will only receive his or her bonus if he or she works in a division that makes a net profit for the year, and for bonuses paid with respect to fiscal 2007 and into the future, if that employee has successfully met his or her individual performance goals for that year.

The Compensation Committee administers the plan, including working with the CEO to determine the individual performance goals of eligible employees and the sizes of awards granted to eligible employees after those employees have met all requirements to receive awards. However, the Compensation Committee may delegate the administration of the plan and the setting of targets and payment amounts for non-officer employees of the Company to a committee of officers, including the CEO.

After the end of each year, the Company will set aside ten percent of the net profits of each operating division (currently, IMPCO or BRC, as applicable) as a bonus pool for distribution to eligible employees of that division. The awards to eligible employees of a profitable division will be distributed out of this bonus pool, which with respect to fiscal 2007 and later also presumes that the employees have met their own individual performance goals. If the division in which an eligible employee works does not make a profit during a year, the employee will

19

not receive a bonus under the plan, regardless of the employee’s personal accomplishments. Also, for awards with respect to fiscal 2007 and later, an eligible employee will not receive a bonus if he or she does not meet his or her performance goals, no matter the profit her division has made. Executive officers and employees who work for our corporate headquarters and other eligible employees who provide support services to our operating divisions, but who are not directly employed by any of our profitable operating divisions, may be eligible to receive bonuses out of the profit pool of one or more profitable divisions, in the sole and absolute discretion of the Compensation Committee. However, each eligible employee will still need to meet his or her own individual performance targets in order to receive any award with respect to fiscal 2007 or later periods. For 2006 only, the bonus awards were granted without regard to individual performance goals since the plan was adopted mid-year.

Bonuses can be paid in cash, in shares of time-vesting restricted stock or in a combination of the two, at the option of the Compensation Committee. Both divisions of Fuel Systems were profitable in 2006 so all of the Company’s eligible employees received bonuses. For the fiscal year 2006 awards, the Compensation Committee decided that the total compensation amount for each senior executive officer of Fuel Systems or IMPCO employees located in the United States was most appropriately divided into 35% cash and 65% restricted stock. The Compensation Committee also decided that all BRC employees, including Mr. Pier Antonio Costamagna and Mr. Seimandi, should receive their awards in all cash due to the complications involved in granting stock awards to employees overseas.

The incentive compensation earned under the 2006 Incentive Bonus Plan during the year ended December 31, 2006 was granted on May 4, 2007 and is not included in the accompanying summary compensation table. The table below sets forth the cash and restricted stock that the Named Executive Officers received for their bonuses earned in 2006 but paid in 2007:

	2006 Incentive Bonus Plan Awards (paid in 2007)
Name	Cash	Shares of Restricted Stock
Mariano Costamagna	$ 72,477	1,916
Pier Antonio Costamagna	$ 11,034	—
Thomas M. Costales	$ 42,270	1,117
Brad Garner	$ —	—
Marco Seimandi	$ 40,211	—

All restricted stock grants vest over time. One quarter of the total grant amount vested immediately. Each additional quarter vests on subsequent one-year anniversaries of the grant date. Until the stock vests, each recipient does not have the rights of a stockholder; he or she does not receive dividends and cannot vote those shares. Any stock that has not vested when the employee leaves the Company for any reason is forfeited.

If Fuel Systems merges with another company, has a change in control or undergoes a similar transaction and Fuel Systems is not the surviving company, all of our obligations under restricted stock awards that have been previously granted under the Plan shall be assumed by the surviving corporation on terms approved by the Compensation Committee.

Other Bonus Compensation

The bonus compensation reported for Mr. Costales in the summary compensation table accompanying this discussion is a bonus that was paid during fiscal year 2006, but was compensation for his performance during 2005 when he oversaw the process of restating our financial statements for fiscal year 2004 and the first two quarters of 2005. We did not reward any other Named Executive Officer in a similar manner.

20

Outstanding Option Grants

We believe that long-term performance is achieved through an ownership culture that encourages long-term participation by our executive officers in the Company’s equity. Accordingly, we provide our executive officers and employees with the opportunity to receive restricted stock awards under our 2006 Incentive Bonus Plan. We believe restricted stock grants are a more effective equity incentive tool for creating long-term incentives than stock option grants. As such, we have not made any stock option grants since 2004 and do not intend to do so in the foreseeable future. All of our Named Executive Officers have received option grants in the past, other than Mr. Costales who joined us after we stopped granting options, as demonstrated by the accompanying Outstanding Equity Awards at Fiscal Year End table.

Deferred Compensation Plan

Another manner in which we encourage our senior employees, including our Named Executive Officers, to align their interests with those of our stockholders is through participation in our deferred compensation plan. Participation in the deferred compensation plan is limited to members of the Board of Directors and senior managers of Fuel Systems and IMPCO. All of our Named Executive Officers, other than Mr. Pier Antonio Costamagna and Mr. Seimandi, are eligible to participate in the deferred compensation plan. Messrs. Costales and Garner (while he was employed by us) have elected to participate in the plan.

Participants in our deferred compensation plan elect to defer a portion of their salary, which is invested in an account under the plan. Each participant designates how the money in his or her plan account is invested, and each participant’s account is credited with the actual net investment earnings, gains and losses incurred. Employee participants are not permitted to invest their deferred contributions in the Company’s stock (although participating directors are required to invest their contributions in the Company’s stock). The Company matches 50% of the participant’s contribution up to an annual maximum of $12,500, and the matching Company funds are invested in shares of Fuel Systems common stock acquired in the open market.

A participant is automatically 100% vested in all of the amounts he or she has elected to defer, and the resulting gain, loss or interest on those amounts. However, a participant only becomes vested in the amounts contributed pursuant to Company matches depending on the length of his or her employment. After two years of employment, the participant is 25% vested in the employer’s matching contributions. Each year thereafter, an additional 25% of the employer’s matching contributions vests, resulting in full vesting after five years of employment. A participant also becomes 100% vested upon a change in control of the Company or if the participant dies prior to receiving any payments under the plan.

A participant is entitled to distributions under the plan upon his or her retirement after age 62, death, disability, or termination of his or her employment for any reason. Distributions under the plan may be made in lump sum or in monthly, quarterly or annual installments as selected by the participant.

Of our Named Executive Officers, Messrs. Costales and Garner elected to participate in this plan in 2006 and deferred a portion of their salaries as indicated in accompanying Nonqualified Deferred Compensation Plan table. As of December 31, 2006, Mr. Costales was not vested in any shares purchased with matching Company funds, and Mr. Garner was 100% vested in the plan shares purchased with matching Company funds.

None of the Named Executive Officers withdrew any funds or received a distribution of any funds from the plan in 2006. However, when Brad Garner resigned as IMPCO’s Chief Operating Officer in February 2007, he elected to withdraw his funds from the plan as a lump sum of approximately $116,000.

All shares of the Company’s common stock that are held through the plan by participating Named Executive Officers are indicated in a footnote to the table under “Securities Ownership of Certain Beneficial Owners and Management” contained in Item 12 below.

21

Other Benefits and Perquisites

We provide broad-based benefits and perquisites for our employees and their dependents, portions of which are paid for by the employee. Benefits include, among other things, life insurance, health insurance, dental insurance, vision insurance, 401(k) participation, dependent and healthcare reimbursement accounts, vacation time and holidays. The employee benefits for our Named Executive Officers are generally the same as those provided for our other salaried employees. In addition, Messrs. Costales and Garner each received automobile allowances of $12,000 during 2006.

We maintain a retirement savings plan, or a 401(k) plan, for the benefit of our eligible employees, those who are at least 21 years old and paid from the United States. Currently, employees may elect to defer their compensation up to the statutorily prescribed limit. We match employee contributions up to a limit of 100% of the first 3% of compensation contributed by employees per year. An employee’s interests in his or her deferrals are 100% vested when contributed. The 401(k) plan is intended to qualify under Sections 401(a) and 501(a) of the Internal Revenue Code. As such, contributions to the 401(k) plan and earnings on those contributions are not taxable to the employees until distributed from the 401(k) plan, and all contributions are deducible by us when made. Messrs. Costales and Garner participated in our 401(k) plan during 2006.

Tax Issues

Section 162(m) of the Internal Revenue Code of 1986, as amended, generally limits amounts that can be deducted for compensation paid to certain executives to $1.0 million unless certain requirements are met. No executive officer receives compensation in excess of $1.0 million, and therefore, all compensation amounts are deductible at present. The Compensation Committee will continue to monitor the applicability of Section 162(m) to our compensation program.

Amounts that are deferred or which become vested under our nonqualified deferred compensation programs (including our 2006 Incentive Bonus Plan) after December 31, 2004, are subject to Internal Revenue Code Section 409A, which governs when elections for deferrals of compensation may be made, the form and timing permitted for payment of such deferred amounts, and the ability to change the form and timing of payments initially established. Section 409A imposes sanctions for failure to comply, including accelerated income inclusion, a 20% penalty and an interest penalty. We believe that our plans subject to Section 409A are being operated in good faith compliance with Section 409A as permitted by the proposed regulations issued by the Internal Revenue Service. We intend to amend our plans as necessary to comply with Section 409A requirements as embodied in the final Section 409A regulations.

Compensation upon Termination

Other than Mr. Mariano Costamagna and Mr. Garner, our Named Executive Officers do not have specific severance arrangements for themselves.

Brad Garner’s Resignation. Mr. Garner voluntarily resigned from his position with IMPCO in February 2007. As a result of his resignation, he received no severance payments, all of his stock options that were unvested on the date of his resignation were forfeited and he had 30 days beyond his resignation date to exercise any vested options before their expiration. Mr. Garner exercised no options in 2007. He also elected to receive a lump-sum payout of his deferred compensation plan account which was approximately $116,000.

Mariano Costamagna’s Severance Arrangements. Mr. Costamagna’s employment agreement contains very limited provisions for termination prior to its expiration on May 31, 2009 (with certain exceptions for termination upon his death). If, during the term of his employment, we terminate his employment other than for “cause” or if he resigns for “good reason,” we must pay him a severance payment equal to $5.0 million (subject to certain limited reductions if he sells more than 20% of the common stock he has received in connection with his sale of his portion of BRC). Accordingly, our right to terminate his employment without triggering this obligation is limited to circumstances in which he commits a crime or engages in gross negligence or willful misconduct that adversely impacts our legitimate business interests or in which his act or omission materially interferes with his

22

duties or represents a breach of his employment agreement that continues following notice and a four-week cure period. Similarly, Mr. Costamagna may resign and claim the severance payment if (after having given written notice and an opportunity to cure a defect) his title, duties, responsibilities or status are materially diminished, if his base salary is reduced, or if his responsibilities are delegated to another person. The severance payment is also triggered upon termination occasioned by death or disability, provided that in such cases he must qualify for life and disability insurance covering these obligations. Moreover, a termination of his employment for any reason constitutes an event as of default under the MTM loan and affords him or his estate an ability to accelerate the amounts then outstanding under that loan. As of September 1, 2007, $15.2 million was outstanding under the MTM loan.

As a result of these provisions in his employment agreement, any decision on our part to terminate Mariano Costamagna, even for cause, prior to May 31, 2009 would be extremely costly to us.

Treatment of Incentive Compensation Under the 2006 Incentive Bonus Plan. No employee is eligible to receive an incentive compensation award (in cash or restricted stock) if he or she is not employed by the Company on the date the awards are made. Therefore, even if one of our Named Executive Officers was eligible in all other respects to receive incentive compensation under the 2006 Incentive Bonus Plan (he worked for a profitable division, he met his personal performance goals and was employed by the Company or one of its subsidiaries for at least the final six months of the fiscal year), he would not be entitled to any award unless he continued to be employed by the Company on the award grant date. For example, Mr. Garner was otherwise eligible for and would have received incentive compensation under the plan for fiscal 2006 if he had continued to be employed until the date the incentive compensation awards for 2006 were granted in May of 2007. But since he resigned in February of 2007 he did not receive any cash or restricted stock incentive compensation.

If any employee who has received a restricted stock award under the 2006 Incentive Bonus Plan leaves the Company for any reason, his or her restricted stock that remains unvested on the date of termination is forfeited.

Treatment of Investments in Deferred Compensation Plan Accounts. Any employee who participates in our deferred compensation plan has an absolute right to the salary he deferred and contributed to the plan, adjusted for all investment gains, losses and interest, when he leaves the Company’s employment regardless of his reason for leaving the Company or his length of service with the Company. In contrast, the participant’s right to the funds contributed by the Company is subject to vesting as described above. Any unvested portion of the Company matching funds contributed to the account in the employee’s name is forfeited by the employee upon his retirement, resignation, disability or termination by the Company for any reason. However, a participant automatically becomes 100% vested in the Company matching funds upon a change in control of the Company or if the participant dies prior to receiving any payments under the plan.

Any participant in the deferred compensation plan who leave the Company’s employment for any reason can elect how to receive payment (for example, in lump sum or in installments paid over months, quarters or years) for the vested amounts remaining in his account after the end of his employment immediately after the employment ends or at any point subsequent to that.

Mr. Garner had already worked for us for more than five years on December 31, 2006 and so he was already fully vested in the shares the Company purchased with its matching contributions. Therefore, a change in control of the Company at that point would not have altered the payments he would have been entitled to receive from the deferred compensation plan. Mr. Costales had worked for us for less than two years on December 31, 2006 and so he was not vested at all in the shares the Company purchased with its matching contributions. Therefore, a change in control of the Company at that point would have resulted in Mr. Costales being able to receive payments of approximately $6,700 that he would not have been eligible to receive in the absence of a change in control.

Treatment of Stock Option Awards Under the 1993 Stock Option Plan for Non-Employee Directors. Mariano Costamagna received options to purchase shares of our common stock under this plan designed for non-employee directors before he became an executive officer of the Company. Under this plan, in the case of a recipient’s death, disability or retirement at age 62, the vesting of all options issued under this plan is fully accelerated if the recipient has been a director of the Company for four full years.

23

In addition, this plan gives the Board of Directors the authority to accelerate the vesting of all shares of stock in the event of the Company’s merger with another Company or sale of all or substantially all of the Company’s assets. As of December 31, 2006, Mariano Costamagna held unvested options to purchase 375 shares of Fuel Systems common stock under this plans. If the vesting on these options was accelerated as of December 31, 2006, Mariano Costamagna would receive $2,903 in compensation.

Treatment of Stock Option Awards Under the 2003 Stock Incentive Plan and the 2004 Stock Incentive Plan. Any options granted under these plans that are unvested upon the termination of employment for any reason are forfeited. In the event of a merger of Fuel Systems with or into another entity in which Fuel Systems is not the surviving corporation, a sale of all or substantially all of the Company’s assets, a transaction in which 50% of the voting equity of the Company is acquired by a person or group of related persons or a transaction in which the owners of the Company’s equity prior to the transaction own less than 50% of the equity subsequent to the transaction, the Board of Directors has the right, but not the obligation to declare that any or all options that would otherwise be unvested to become vested and exercisable prior to the event.

According to the terms of the 2004 Stock Incentive Plan, the Board of Directors also has the right to accelerate the vesting of any or all options in the event that the Company sells or transfers any of its subsidiaries or divisions to an entity that is not related to the Company. As of December 31, 2006, Messrs. Mariano Costamagna, Pier Antonio Costamagna and Seimandi held unvested options to purchase 7,750 shares, 7,500 shares and 7,500 shares, respectively, of Fuel Systems common stock under these plans. If the vesting on these options was accelerated as of December 31, 2006, Messrs. Mariano Costamagna, Pier Antonio Costamagna and Seimandi would have received $112,935, $93,300 and $93,300 in compensation, respectively.

Conclusion

Our compensation policies are designed to retain and motivate our senior executive officers and to ultimately reward them for outstanding individual and corporate performance. We will continue to monitor these policies to gauge whether they are meeting our expectations and are willing to change them as necessary to accomplish our goals.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained herein with the management of the Company and, based on the review and discussion, has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006.

Submitted by the Compensation Committee:

John Jacobs, Chairman

Norman L. Bryan

Aldo Zanvercelli

Compensation Committee Interlocks and Insider Participation

Messrs. Bryan, Jacobs and Zanvercelli served as members of the Compensation Committee in 2006. None of these persons is or has been an officer or employee of the Company or any of its subsidiaries. In addition, there are no Compensation Committee interlocks between the Company and other entities involving the Company’s executive officers and directors who serve as executive officers of such entities.

24

Summary Compensation Table

Name and Principal Position	Year	Salary ($) (1)	Bonus ($)	All Other Compensation ($)	Total ($)
Mariano Costamagna
(Chief Executive Officer and President)	2006	$360,000	—	$132,345(2)	$492,345

Thomas M. Costales
(Chief Financial Officer and Secretary)	2006	195,600(3)	$15,000(4)	20,300(5)	230,900

Pier Antonio Costamagna
(Director of Mechanical Engineering of MTM)	2006	378,866	—	—	378,866

Brad Garner
(Former Chief Operating Officer of IMPCO)	2006	218,400	—	21,038(6)	239,438

Marco Seimandi
(Marketing Director of MTM)	2006	161,223	—	524(7)	161,747

---------------------------

(1)

Messrs. Costales and Garner elected to defer $11,400 and $8,400, respectively, of the amounts reported as their 2006 salary into our deferred compensation plan. See the Nonqualified Deferred Compensation Plan Table below for additional detail.

(2)

Of this amount, $132,030 represents Board fees for Mariano Costamagna’s service on MTM’s Board (€100,000 converted into U.S. dollars based on the average interbank currency exchange rate on December 31, 2006), and $315 represents life insurance premiums paid by the Company.

(3)	Mr. Costales’ salary was raised in June 2006 from $180,000 to $210,000 per year.
(4)	This bonus was paid in 2006 for services rendered in 2005.
(5)

Of this amount, $2,285 represents 401(k) matching contributions paid by the Company, $315 represents life insurance premiums paid by the Company, $5,700 represents deferred compensation plan contributions paid by the Company and $12,000 represents an automobile allowance.

(6)

Of this amount, $4,523 represents 401(k) matching contributions paid by the Company, $315 represents life insurance premiums paid by the Company, $4,200 represents deferred compensation plan contributions paid by the Company and $12,000 represents an automobile allowance.

(7)	This amount represents life insurance premiums paid by the Company.

Employment Agreements with Named Executive Officers

Mariano Costamagna’s Employment Agreement

Mariano Costamagna entered into an employment agreement pursuant to which he became Chief Executive Officer effective January 1, 2005 until May 31, 2009. Mr. Costamagna’s salary is to be no less than $360,000 per year, and he is entitled to receive bonus incentives. In addition to his base salary, he will also be paid €100,000 per year (approximately $132,000 converted into U.S. dollars as of December 31, 2006) as compensation for his services as a director of BRC until September 30, 2007.

Mariano. Costamagna’s employment agreement contains very limited provisions for termination (with certain exceptions for termination upon his death). If, during the term of his employment, we terminate his employment other than for “cause” or if he resigns for “good reason,” we must pay him a severance payment equal to $5.0 million (subject to certain limited reductions if he sells more than 20% of the common stock he has received in connection with his sales of his portion of BRC). Accordingly, our right to terminate his employment without triggering this obligation is limited to circumstances in which he commits a crime or engages in gross negligence or willful misconduct that adversely impacts our legitimate business interests or in which his act or omission materially interferes with his duties or represents a breach of his employment agreement that continues following notice and a four-week cure period. Similarly, Mr. Costamagna may resign and claim the severance payment if (after having

25

given written notice and an opportunity to cure a defect) his title, duties, responsibilities or status are materially diminished, if his base salary or bonus is inappropriately reduced, or if his responsibilities are delegated to another person. The severance payment is also triggered upon termination occasioned by death or disability, provided that in such cases he must qualify for life and disability insurance covering these obligations. Moreover, a termination of his employment for any reason (with limited exceptions for termination upon his death) constitutes an event as of default under the MTM loan and affords him or his estate an ability to accelerate the amounts then outstanding under that loan. As of September 1, 2007, $15.2 million was outstanding under the MTM loan.

As a result of these provisions in his employment agreement, any decision on our part to terminate Mr. Costamagna, even for cause, prior to May 31, 2009 would be extremely costly to us.

Pier Antonio Costamagna’s Employment Agreement

Pier Antonio Costamagna entered into an employment agreement with MTM effective October 22, 2004 pursuant to which he became MTM’s Director of Mechanical Engineering until May 31, 2009. Mr. Costamagna’s initial base salary is $360,000 per year, and he is entitled to participate in MTM’s existing bonus plans and arrangements, but not entitled to receive bonus incentives from IMPCO. In 2007, Mr. Costamagna received approximately $11,000 in cash pursuant to the 2006 Equity Incentive Plan. Mr. Costamagna’s employment agreement does not contain the severance provisions contained in Mariano Costamagna’s agreement, nor does Pier Antonio Costamagna’s termination represent a default under the MTM loan.

Brad Garner’s Employment and Independent Contractor Agreements

We entered into an employment agreement with Brad Garner, Chief Operating Officer of IMPCO, for a term of four consecutive one year periods commencing on January 5, 2004. The agreement requires payment of an annual base salary of $210,000 and payment of incentive compensation. In addition, the agreement provides for certain benefits, including medical insurance and a car allowance. The agreement is subject to termination events, which include Mr. Garner’s resignation and our right to terminate him. Mr. Garner resigned in February 2007. The Company was not obligated to pay him any severance amounts under the terms of his employment agreement.

We entered into an independent contractor agreement with Mr. Garner effective May 14, 2007 for a period of three months to facilitate the transition of his duties to a successor. In return for his services, we paid Mr. Garner a total of $31,500.

Grants of Plan-Based Awards in 2006

The Company did not award any stock options, or any other plan-based awards, to any of its Named Executive Officers or any other employees during the year ended December 31, 2006.

Outstanding Equity Awards at Fiscal Year End 2006

The following table provides a summary of stock option awards held by the Named Executive Officers under the Company’s stock option plans that were outstanding as of December 31, 2006. None of the Named Executive Officers held any restricted stock or other stock awards as of December 31, 2006, other than the stock options set forth in the table below.

26

	Option Awards
	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)	Option Exercise Price ($)	Option Expiration Date
Name	Exercisable	Unexercisable
Mariano Costamagna
	7,500	2,500(1)	$ 6.12	5/27/2013
	5,625	1,875(2)	14.34	10/1/2013
	3,750	3,750(3)	11.40	5/17/2014
Thomas M. Costales
	—	—	n/a	n/a
Pier Antonio Costamagna
	7,500	2,500(1)	6.12	5/27/2013
	5,000	5,000(4)	11.40	5/17/2014
Brad Garner
	—	4,500(5)	12.32	3/30/2007
	—	3,000(5)	6.60	3/30/2007
	—	6,251(5)	6.12	3/30/2007
	—	4,687(5)	14.34	3/30/2007
	—	9,376(5)	11.40	2/28/2007
	—	12,500(5)	12.04	3/30/2007
Marco Seimandi
	3,500	2,500(1)	6.12	5/27/2013
	5,000	5,000(4)	11.40	5/17/2014

-----------------

(1)	These shares vested on May 27, 2007.
(2)	These shares vested on October 1, 2007.
(3)	Of these shares, 1,875 vested on May 17, 2007 and the remaining 1,875 will vest on May 17, 2008.
(4)	These shares vested on August 15, 2007.
(5)	Mr. Garner resigned prior to the vesting date of these shares and so the shares expired unvested.

Option Exercises and Stock Vested in 2006

The following table provides a summary of stock option exercises by the Named Executive Officers during 2006. None of the Named Executive Officers held any restricted stock that vested during 2006.

	Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)
Mariano Costamagna	—	$ —
Thomas M. Costales	—	—
Pier Antonio Costamagna	—	—
Brad Garner	81,086	780,930
Marco Seimandi	4,000	55,360

Pension Benefits

We do not have any pension plans.

27

Nonqualified Deferred Compensation in 2006

Our Named Executive Officers are eligible to participate in our deferred compensation plan, as discussed above, pursuant to which they may elect to defer a portion of their salary, which is invested as they direct. The Company matches 50% of the participant’s contribution up to an annual maximum of $12,500, which is invested in shares of our common stock acquired in the open market and those shares become subject to vesting provisions. Messrs. Costales and Garner elected to participate in this plan in 2006 and defer a portion of their salaries as indicated in the table below. None of the Named Executive Officers withdrew any funds or received a distribution of any funds from the plan in 2006.

The shares purchased by the Company with matching funds vest based on the length of time the participant has been employed by the Company. After two years of employment 25% of the total shares purchased with Company matching funds vest, after three years 50% vest, after four years 75% vest and after five years all shares owned at that time or acquired after that time are fully vested. As of December 31, 2006, Mr. Costales was not vested in any shares purchased with Company matching funds, and Mr. Garner was 100% vested in all shares purchased with Company matching funds.

The following table provides information about the deferred compensation plan holdings and investments of the Named Executive Officers during 2006:

Name	Executive Contributions in Last Fiscal Year ($) (1)	Registrant Contributions in Last Fiscal Year ($) (2)	Aggregate Earnings in Last Fiscal Year ($) (3)	Aggregate Balance at Last Fiscal Year-End ($) (4)
Mariano Costamagna	—	—	—	—

Thomas M. Costales	$ 11,400	$ 5,700	$ 2,438	$ 19,538

Pier Antonio Costamagna	—	—	—	—

Brad Garner	8,400	4,200	31,530	119,460

Marco Seimandi	—	—	—	—

(1)	These amounts are included in the “Salary” column in the summary compensation table.
(2)	These amounts are included in the “All Other Compensation” column of the summary compensation table.
(3)	These amounts represent appreciation and investment gains held in the accounts of the participants.
(4)

Of these amounts, $2,494 was previously reported in the summary compensation table for Mr. Costales in 2005, and an aggregate of $13,044 was previous reported in the summary compensation table for Mr. Garner in 2002-2005.

Potential Payments upon Termination or Change in Control

Other than Mr. Mariano Costamagna, Mr. Pier Antonio Costamagna and Mr. Garner, our Named Executive Officers have not negotiated specific severance arrangements for themselves.

Brad Garner’s Resignation. Mr. Garner voluntarily resigned from his position with IMPCO in February 2007. As a result of his resignation, he received no severance payments, all of his stock options that were unvested on the date of his resignation were forfeited and he had 30 days beyond his resignation date to exercise any vested options before their expiration. Mr. Garner exercised no options in 2007. He also elected to receive a lump-sum payout of his deferred compensation plan account which was approximately $116,000.

Mariano Costamagna’s Severance Arrangements. Mariano Costamagna’s employment agreement contains very limited provisions for termination prior to its expiration on May 31, 2009 (with certain exceptions for termination upon his death). If, during the term of his employment, we terminate his employment other than for “cause” or if he resigns for “good reason,” we must pay him a severance payment equal to $5.0 million (subject to certain limited reductions if he sells more than 20% of the common stock he has received in connection with his sale

28

of his portion of BRC). Accordingly, our right to terminate his employment without triggering this obligation is limited to circumstances in which he commits a crime or engages in gross negligence or willful misconduct that adversely impacts our legitimate business interests or in which his act or omission materially interferes with his duties or represents a breach of his employment agreement that continues following notice and a four-week cure period. Similarly, Mr. Costamagna may resign and claim the severance payment if (after having given written notice and an opportunity to cure a defect) his title, duties, responsibilities or status are materially diminished, if his base salary is reduced, or if his responsibilities are delegated to another person. The severance payment is also triggered upon termination occasioned by death or disability, provided that in such cases he must qualify for life and disability insurance covering these obligations. Moreover, a termination of his employment for any reason constitutes an event as of default under the MTM loan and affords him or his estate an ability to accelerate the amounts then outstanding under that loan. As of September 1, 2007, $15.2 million was outstanding under the MTM loan.

Treatment of Investments in Deferred Compensation Plan Accounts. Any employee who participates in our deferred compensation plan has an absolute right to the salary he deferred and contributed to the plan, adjusted for all investment gains, losses and interest, when he leaves the Company’s employment regardless of his reason for leaving the Company or his length of service with the Company. In contrast, the participant’s right to the funds contributed by the Company is subject to vesting as described above. Any unvested portion of the Company matching funds contributed to the account in the employee’s name is forfeited by the employee upon his retirement, resignation, disability or termination by the Company for any reason. However, a participant automatically becomes 100% vested in the Company matching funds upon a change in control of the Company or if the participant dies prior to receiving any payments under the plan.

Messrs. Costales and Garner participated in the deferred compensation plan during 2006. Mr. Garner had already worked for us for more than five years on December 31, 2006 and so he was already fully vested in the shares the Company purchased with its matching contributions. Therefore, a change in control of the Company at that point would not have altered the payments he would have been entitled to receive from the deferred compensation plan. Mr. Costales had worked for us for less than two years on December 31, 2006 and so he was not vested at all in the shares the Company purchased with its matching contributions. Therefore, a change in control of the Company at that point would have resulted in Mr. Costales being able to receive payments of approximately $6,700 that he would not have been eligible to receive in the absence of a change in control.

Treatment of Stock Option Awards Under the 1993 Stock Option Plan for Non-Employee Directors. Mariano Costamagna received options to purchase shares of our common stock under this plan designed for non-employee directors before he became an executive officer of the Company. Under this plan, in the case of a recipient’s death, disability or retirement at age 62, the vesting of all options issued under this plan is fully accelerated if the recipient has been a director of the Company for four full years.

In addition, this plan gives the Board of Directors the authority to accelerate the vesting of all shares of stock in the event of the Company’s merger with another company or sale of all or substantially all of the Company’s assets. As of December 31, 2006, Mariano Costamagna held unvested options to purchase 375 shares of Fuel Systems common stock under this plans. If the vesting on these options was accelerated as of December 31, 2006, Mariano Costamagna would receive $2,903 in compensation.

Treatment of Stock Option Awards Under the 2003 Stock Incentive Plan and the 2004 Stock Incentive Plan. Any options granted under these plans that are unvested upon the termination of employment for any reason are forfeited. In the event of a merger of Fuel Systems with or into another entity in which Fuel Systems is not the surviving corporation, a sale of all or substantially all of the Company’s assets, a transaction in which 50% of the voting equity of the Company is acquired by a person or group of related persons or a transaction in which the owners of the Company’s equity prior to the transaction own less than 50% of the equity subsequent to the transaction, the Board of Directors has the right, but not the obligation to declare that any or all options that would otherwise be unvested to become vested and exercisable prior to the event.

According to the terms of the 2004 Stock Incentive Plan, the Board of Directors also has the right to accelerate the vesting of any or all options in the event that the Company sells or transfers any of its subsidiaries or divisions to an entity that is not related to the Company. As of December 31, 2006, Messrs. Mariano Costamagna, Pier Antonio Costamagna and Seimandi held unvested options to purchase 7,750 shares, 7,500 shares and 7,500

29

shares, respectively, of Fuel Systems common stock under these plans. If the vesting on these options had accelerated as of December 31, 2006, Messrs. Mariano Costamagna, Pier Antonio Costamagna and Seimandi would have received $112,935, $93,300 and $93,300 in compensation, respectively.

30

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Family Relationships Among Executive Officers

Mariano Costamagna, our President and Chief Executive Officer and member of our Board of Directors, is the brother of Pier Antonio Costamagna, the Director of Mechanical Engineering of MTM, an indirect wholly owned subsidiary of Fuel Systems. In addition, Pier Antonio Costamagna’s son, Marco Costamagna, is a director of our indirect subsidiaries WMTM, BRC Brazil and NGLOG.

MTM Loan

On December 23, 2004 we entered into the MTM loan pursuant to which we borrowed $22.0 million. The loan proceeds were used to retire all debts and related obligations we had incurred pursuant to an agreement with an unrelated third party. The MTM loan carries an interest rate equal to 3-month EURIBOR plus 1.5% per annum, which totaled approximately 5.2% as of December 31, 2006. The MTM loan matures on December 31, 2009 and is being repaid in quarterly installments beginning April 1, 2005, each payment in the amount of not less than $0.65 million in the first two years, $0.8 million in the third year, $1.0 million in the fourth year and $1.15 million in the final year, with a $5.0 million “balloon payment” of the remaining unpaid principal and interest due on December 31, 2009. This loan may be accelerated in the event that any payment is not made within 15 days of the date when due, if the employment of Mariano Costamagna as our Chief Executive Officer is terminated for any reason (with certain exceptions for termination upon Mr. Costamagna’s death), if we materially breaches his employment agreement or upon written notice of any other default under the agreement. As of December 31, 2006, approximately $17.5 million was outstanding under the MTM loan.

Mariano Costamagna and Pier Antonio Costamagna made a guaranty in favor of MTM dated as of December 23, 2004 pursuant to which they jointly and severally guaranty the Company’s payment of the MTM loan in order to provide additional support for the MTM loan agreement. The guaranty will continue for the entire term of the MTM loan and provides that MTM may demand full performance of the loan from Messrs. Costamagna, jointly and severally, in case of a default by the Company.

In order to provide recourse for Messrs. Costamagna in the event the Company defaults on the MTM loan and they are required under the guaranty to make any payments on the loan, we have pledged all of our interest in BRC to Messrs. Costamagna pursuant to a pledge agreement dated as of December 23, 2004. Pursuant to the pledge agreement, if we default on the loan agreement and either of Messrs. Costamagna pays any portion of the MTM loan and provides notice to the Company of his intent to exercise his rights under the pledge agreement, then he has the right to any cash dividends in respect of the pledged interests and the right to require that all shares or units representing the pledged interests be registered in his name and to thereafter exercise all rights of an owner of such shares or units. The pledge will terminate upon the repayment of the loan and discharge of the guaranty.

Leases with Entity Owned by the Costamagna Family

BRC, our wholly owned subsidiary, lease two parcels of land in Italy from IMCOS Due S.r.L., a real estate investment company owned 100% by Messrs. Mariano Costamagna and Pier Antonio Costamagna and their families. The terms of the lease reflect the fair market value for the leased property based on appraisals. Total lease payments by BRC to IMCOS Due in 2006 were approximately $1.0 million.

Retention of a Director’s Law Firm

Marco Di Toro, a Director of Fuel Systems, is a partner in the law firm of Grosso, de Rienzo, Riscossa, Gerlin e Associati, which BRC has retained in connection with a litigation matter and, as of December 31, 2006, BRC has paid Mr. Di Toro’s law firm approximately $87,000 for related fees and expenses incurred in 2006 (all of which had been paid as of December 31, 2006).

31

PRINCIPAL ACCOUNTANT FEES AND SERVICES

The Company was billed the following fees by our independent registered accounting firm, BDO Seidman, LLP for 2006 and 2005:

Audit Fees

The aggregate fees billed by BDO Seidman for professional services rendered for the audit of our annual financial statements for 2006 and 2005, the audit of the effectiveness of our internal control over financial reporting required by Section 404 of the Sarbanes-Oxley Act of 2002, and the review of the financial statements included in our Quarterly Reports on Form 10-Q for 2006 and 2005 were approximately $2,674,000 and $1,425,000, respectively.

Audit-Related Fees

For 2006 and 2005, audit-related fees billed by BDO Seidman for employee benefit plan audits and audit-related fees for required regulatory filings were $182,000 and $18,000, respectively.

Tax Fees

The aggregate fees billed by BDO Seidman for professional services rendered for tax preparation services and tax planning for 2006 and 2005 were $69.000 and $93,000, respectively.

All Other Fees

Other than the services described above under “Audit Fees”, “Audit Related Fees” and “Tax Fees,” in 2006 and 2005, no other services were rendered by BDO Seidman.

Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors

The Audit Committee pre-approves all audit and permissible non-audit services provided by the independent auditors. These services may include audit services, audit-related services, tax services and other services. Pre-approval is provided for up to one year, and any pre-approval is detailed as to the particular service or category of services and is subject to a specific budget. The independent auditors and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent auditors in accordance with this pre-approval, and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis. All of the services provided by BDO Seidman during 2006 and 2005 were approved by the Audit Committee under its pre-approval policies and procedures.

32

STOCK PERFORMANCE CHART

The chart below provides a comparison of the cumulative total stockholder return on our common stock with that of a broad equity market index and either a published industry index or a peer group index.

The graph below compares the cumulative total stockholder return on our common stock for the fiscal year ended April 30, 2002, the eight-month transition period ended December 31, 2002 and the fiscal years ended December 31, 2003, 2004, 2005 and 2006 with the cumulative total return of the Nasdaq Composite Index and the Nasdaq Transportation Index over the same period (assuming the investment of $100 and reinvestment of all dividends).

	4/30/02	12/31/02	12/31/03	12/31/04	12/31/05	12/31/06
Fuel Systems	100.0	35.7	66.4	57.5	39.3	84.1
Nasdaq Composite Index	100.0	79.1	118.7	128.9	130.6	143.1
Nasdaq Transportation Index	100.0	90.9	123.0	156.3	170.9	181.0

The preceding stock performance graph is not considered proxy solicitation material and is not deemed to be filed with the SEC or subject to the SEC’s proxy rules or to the liabilities of Section 18 of the Exchange Act of 1934, and the graph shall not be deemed to be incorporated by reference into any prior or subsequent filing by the corporation under the Securities Act of 1933 or the Exchange Act of 1934.

HOW YOU CAN SUBMIT PROPOSALS FOR OUR NEXT PROXY STATEMENT

We expect to hold our 2008 annual meeting of stockholders during the summer of 2008. Once the date for our 2008 annual meeting has been set, we will inform our stockholders through a filing with the SEC. Because the anticipated 2008 annual meeting date is not yet fixed but is expected to be more than 30 days from the anniversary of the 2007 annual meeting date, we cannot give you a firm date by which stockholder proposals should be submitted to us for inclusion in next year’s proxy statement.

33

Proposals of stockholders that are intended to be included in our proxy statement and proxy card relating to our next annual meeting of stockholders, including nominations for directors, must be received by us a reasonable time before we print and mail our proxy statements for 2008. In addition, according to the terms of our bylaws, any nominations for director at next year’s annual meeting or any other business to be properly brought before the annual meeting by a stockholder should be officially submitted to the Company not earlier than the ninetieth day prior to the 2008 annual meeting and not later than the close of business on the later of the seventieth day prior to such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made. Any proposals or director nominations that are received in accordance with our bylaws but are not included in the proxy statement for the 2008 annual meeting may be voted on by the proxy holders at that meeting in their discretion.

All proposals should be submitted by certified mail, return receipt requested. A stockholder wishing to present a nomination for election of a director or to bring any other matter before an annual meeting of stockholders should request a copy of our bylaws from our Secretary in order to conform to the requirements set forth in those bylaws.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document we file with the SEC at the SEC’s facilities located at 100 F Street N.E. Washington, D.C. 20549 or at the offices of the National Association of Securities Dealers, Inc. located at 1735 K Street, N.W., Washington, D.C. 20006. Please call the SEC at 1-800-SEC-0330 for further information on the SEC’s public reference rooms. Our SEC filings also are available to the public at the SEC’s website at www.sec.gov or on our website at www.fuelsystemssolutions.com.

You should rely only on the information contained in this document or that which we have referred you to. We have not authorized anyone to provide you with any additional information. This proxy statement is dated as of the date listed on the cover page. You should not assume that the information contained in this proxy statement is accurate as of any date other than such date and the mailing of this proxy statement to stockholders shall not create any implication to the contrary.

34

Mark Here for Address Change or Comments	☐
PLEASE SEE REVERSE SIDE

		FOR ALL Nominees listed (except as indicated to the contrary)	WITHHELD AUTHORITY to vote for all Nominees as indicated
1.	ELECTION OF DIRECTORS. Electing two members of our board of directors:	☐	☐

NOMINEES: 01 Marco Di Toro, 02 Aldo Zanvercelli

INSTRUCTION: To withhold authority to vote for any individual nominee, strike a line through that nominee’s name.

		FOR	AGAINST	ABSTAIN
2.	APPOINTMENT OF AUDITORS. Ratifying the Audit Committee’s appointment of BDO Seidman, LLP as our independent auditors fiscal years 2007 and 2008	☐	☐	☐

3.	OTHER BUSINESS. To transact such other business as may properly come before the meeting and any adjournment or adjournments thereof.

I EXPECT TO ATTEND THE MEETING.	☐

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS AND MAY BE REVOKED BY THE STOCKHOLDER DELIVERING IT PRIOR TO ITS EXERCISE BY FILING WITH THE CORPORATE SECRETARY OF THE BANK AN INSTRUMENT REVOKING THIS PROXY OR A DULY EXECUTED PROXY BEARING A LATER DATE OR BY APPEARING AND VOTING IN PERSON AT THE MEETING.

Signature of Stockholder(s)	Please Print Your Name(s)	Date:	, 2007

(Please date this Proxy/Voting Instruction Card and sign your name as it appears on the stock certificates. Executors, administrators, trustees, etc., should give their full titles. All joint owners should sign.)

▲ FOLD AND DETACH HERE ▲

PROXY

FUEL SYSTEMS SOLUTIONS, INC.
ANNUAL MEETING OF STOCKHOLDERS
December 21, 2007

          The undersigned stockholder of Fuel Systems Solutions, Inc. (“Fuel Systems”) hereby nominates, constitutes and appoints Mariano Costamagna and Thomas Costales, and each of them, the attorney, agent, and proxy of the undersigned, with full powers of substitution, to vote all stock of Fuel Systems which the undersigned is entitled to vote at the Annual Meeting of Stockholders of Fuel Systems to be held at 3030 South Susan Street, Santa Ana, California 92704, on December 21, 2007, at 9:00 a.m. and at any and all adjournments thereof, as fully and with the same force and effect as the undersigned might or could do if personally present there at, as follows:

          THE BOARD OF DIRECTORS RECOMMENDS A VOTE OF “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSAL 2. THE PROXY CONFERS AUTHORITY AND SHALL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS, UNLESS CONTRARY INSTRUCTIONS ARE INDICATED, IN WHICH CASE THE PROXY SHALL BE VOTED IN ACCORDANCE WITH SUCH INSTRUCTIONS IN ALL OTHER MATTERS, IF ANY, PRESENTED AT THE MEETING, THIS PROXY SHALL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS.

PLEASE SIGN AND DATE THE OTHER SIDE

Address Change/Comments (Mark the corresponding box on the reverse side)

▲  FOLD AND DETACH HERE  ▲